Exhibit 99.2

Joint Filing Agreement
    We, the undersigned, hereby express our agreement that the attached Schedule 13D is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.  This agreement may be terminated with respect to the obligations to jointly file future amendments to such statement on Schedule 13D as to any of the undersigned upon such person giving written notice thereof to each of the other persons signatory hereto, at the principal office thereof.

Date:  June 29, 2015

OPPENHEIMERFUNDS, INC.

By:	/s/ Mary Ann Picciotto
Name: Mary Ann Picciotto
Title: Chief Compliance Officer

OPPENHEIMER DEVELOPING MARKETS FUND

By:	OPPENHEIMERFUNDS, INC., as its
investment adviser and agent

By:	/s/ Mary Ann Picciotto
Name: Mary Ann Picciotto
Title: Chief Compliance Officer